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                                                                   Exhibit 23.3

Consent of Independent Auditors

The Board of Directors
QVC, Inc.

We consent to the incorporation by reference in the registration statement on Form S-4 of Comcast Corporation of our report dated February 3, 1999, with respect to the consolidated balance sheets of QVC, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations and comprehensive income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998 (such consolidated financial statements are not separately presented herein), which report is included as an exhibit to the Form 10-K of Comcast Corporation for the year ended December 31, 1998. We also consent to the reference to us under the heading "Experts" in the Proxy Statement/Prospectus.


                                                             /s/ KPMG LLP

Philadelphia, Pennsylvania
January 7, 2000